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                                                                  EXHIBIT 10.12i


                           WAIVER AND AMENDMENT NO. 9

                                       TO

                                CREDIT AGREEMENT

                  This WAIVER AND AMENDMENT NO. 9 to CREDIT AGREEMENT (the "Amendment"), dated as of June 1, 2000, is entered into by and among American Architectural Products Corporation, a Delaware corporation ("AAPC"), Eagle & Taylor Company, a Delaware corporation, Forte, Inc., an Ohio corporation, Western Insulated Glass, Co., an Arizona corporation, Thermetic Glass, Inc., a Delaware corporation, Binnings Building Products, Inc., a Delaware corporation, Danvid Window Company, a Delaware corporation, Modern Window Corporation, formerly known as Modern Window Acquisition Corporation, a Delaware corporation, American Glassmith, Inc., formerly known as American Glassmith Acquisition Corporation, a Delaware corporation, VinylSource, Inc., a Delaware corporation, American Weather-Seal Company, formerly known as Weather-Seal Acquisition Corporation, a Delaware corporation, Eagle Window & Door Center, Inc., a Delaware corporation, Denver Window Company, formerly known as Denver Window Acquisition Corporation, a Delaware corporation, AAPC One Acquisition Corporation, a Delaware corporation, and AAPC Two Acquisition Corporation, a Delaware corporation (the "Borrowers"), the financial institutions party hereto (the "Lenders"), and BankBoston, N.A., in its capacity as contractual representative for itself and the other Lenders (the "Agent") under that certain Credit Agreement, dated as of June 9, 1998, as amended, by and among the Borrowers, the Lenders and the Agent (the "Credit Agreement"). Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

                                   WITNESSETH

                  WHEREAS, AAPC has informed the Agent and the Lenders that it does not anticipate making an interest payment on June 1, 2000 under the Senior Notes that is due and payable on such date (the "June 1, 2000 Interest Payment");

                  WHEREAS, with respect to fiscal year 1999, the Borrowers anticipate receipt of a qualified "going concern" opinion (the "1999 Going Concern Opinion") from independent third-party accountants retained by the Borrowers;

                  WHEREAS, each of the failure to make the June 1, 2000 Interest Payment and the Borrowers' receipt of the 1999 Going Concern Opinion constitutes a Default or an Event of Default under the Credit Agreement (together, the "June 1, 2000 Defaults");

                  WHEREAS, the Borrowers have requested that the Lenders and the Agent provide a limited waiver under the Credit Agreement with respect to the June 1, 2000 Defaults;

                  WHEREAS, the Borrower has also requested that the Lenders and the Agent provide limited waivers under the Credit Agreement with respect to Defaults under SECTIONS


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7.3(S), 7.4(A), and 7.4(C) of the Credit Agreement (collectively, the "Financial
Covenant Defaults");

                  WHEREAS, the Borrowers also wish to amend the Credit Agreement in certain respects;

                  WHEREAS, the Lenders and the Agent are willing to provide the requested limited waivers and amend the Credit Agreement on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Agent and the Lenders hereby agree as follows:

         1. LIMITED WAIVER FOR JUNE 1, 2000 DEFAULTS; LIMITED WAIVER FOR FINANCIAL COVENANT DEFAULTS. (a) Effective as of the date hereof, as expressly limited hereby and subject to the satisfaction of the conditions precedent set forth in SECTION 3 below, the Lenders and the Agent hereby agree to waive those requirements related to the June 1, 2000 Defaults set forth in the Credit Agreement, which, if not waived, would cause the June 1, 2000 Defaults to constitute Defaults or Events of Default, including, without limitation, the requirements of SECTION 7.1(a)(iii) and SECTION 8.1(E) of the Credit Agreement as such Sections relate to the June 1, 2000 Defaults; PROVIDED, HOWEVER, that in the event any Person exercises any rights or remedies under or in connection with the Senior Notes as a result of AAPC's failure to make the June 1, 2000 Interest Payment, the waiver granted hereunder with respect to such failure shall immediately be null, void, and terminated, the June 1, 2000 Default related thereto shall constitute a Default under the Credit Agreement for so long as such failure continues, and the Agent and the Lenders shall be entitled to exercise all rights and remedies available to them under the Credit Agreement subsequent to the occurrence of a Default.

         (b) Effective as of the date hereof, as expressly limited hereby and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Lenders and the Agent hereby agree to waive the Financial Covenant Defaults as follows: (i) the Lenders and the Agent hereby waive the Default under SECTION 7.3(S) for the period beginning April 15, 2000 and ending June 1, 2000, (ii) the Lenders and the Agent hereby waive the Default under SECTION 7.4(A) for the fiscal quarter ending December 31, 1999, and (iii) the Lenders and the Agent hereby waive the Default under SECTION 7.4(C) for the fiscal quarter ending December 31, 1999. Notwithstanding the foregoing or anything else to the contrary contained herein, the waivers granted hereunder shall in no way terminate, limit, or otherwise affect the terms of or AAPC's obligations under the letter, dated as of May 19, 2000, delivered by AAPC to the Agent.

         2. AMENDMENT. Effective as of the date first above written and subject to the satisfaction of the conditions precedent set forth in SECTION 3 below, the Credit Agreement shall be and hereby is amended as follows:

                  (a) SECTION 2.2 of the Credit Agreement is hereby amended to insert the following immediately at the end thereof:

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                  "Notwithstanding anything to the contrary contained in this
SECTION 2.2 or elsewhere in the Credit Agreement or any document, instrument or agreement executed and delivered in connection therewith, no Eurodollar Rate Loan or Eurodollar Rate Advance shall be requested by any Borrower or be made by the Agent or the Lender on or after June 1, 2000. Any Eurodollar Rate Loan or Eurodollar Rate Advance already in existence on June 1, 2000 shall be repaid in full on the last day of the Interest Period related thereto or shall be converted to a Floating Rate Loan or Floating Rate Advance on the last day of such Interest Period, as applicable."

                  (b) SECTION 7.1(A)(v) of the Credit Agreement is hereby amended to insert the following immediately at the end thereof:

                  "Notwithstanding anything to the contrary contained in this
SECTION 7.1(A)(v) or elsewhere in the Credit Agreement or any document, instrument or agreement executed and delivered in connection therewith, upon the Agent's request and at the Agent's discretion, the Borrowers shall deliver Borrowing Base Certificates to the Agent more frequently than monthly, with such frequency determined by the Agent."

         3. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective and be deemed effective as of the date hereof, if, and only if the Agent shall have received:

         (i) three (3) duly executed originals of this Amendment from the Borrowers and the Required Lenders, and

         (ii) the Agent shall have received a fee equal to $125,000 in immediately available funds.

         4. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS. Each Borrower hereby represents and warrants as follows:

                  (a) The Credit Agreement to which each Borrower is a party as previously executed constitutes the legal, valid and binding obligation of such Borrower and is enforceable against such Borrower in accordance with its terms.

                  (b) Upon the effectiveness of this Amendment, each Borrower hereby (i) represents that no Default or Unmatured Default exists under the terms of the Credit Agreement, (ii) reaffirms all covenants, representations and warranties made in the Credit Agreement, and (iii) agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders or the Agent under the Credit Agreement or any related document, instrument or agreement. The Agent and the Lenders expressly reserve all of their rights and remedies, including the right to institute enforcement actions in consequence of any existing Defaults or Events of Default not waived hereunder at any time without further notice, under the Credit Agreement, all other documents, instruments and agreement executed in connection therewith, and applicable law.

         5. EFFECT ON THE CREDIT AGREEMENT.

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                  (a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to such Credit Agreement, as amended hereby.

                  (b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

                  (c) The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Agent, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

         6. COSTS AND EXPENSES. The Borrowers agree to pay all reasonable costs, fees and out-of-pocket expenses (including attorneys' fees and expenses charged to the Agent) incurred by the Agent and the Lenders in connection with the preparation, arrangement, execution and enforcement of this Amendment.

         7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws (including, without limitation, Section 735 ILCS 105/5-1 et seq. but otherwise without regard to the conflict of law provisions) of the State of Illinois.

         8. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

         9. COUNTERPARTS. This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         10. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

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                  IN WITNESS WHEREOF, this Waiver and Amendment No. 9 has been duly executed as of the day and year first above written.

AMERICAN ARCHITECTURAL                                      BANKBOSTON, N.A., individually and as Agent
PRODUCTS CORPORATION

EAGLE AND TAYLOR COMPANY                                    By: /S/ EDWARD BARTKOWSKI
                                                                ---------------------------------------
                                                            Name: Edward Bartkowski
FORTE, INC.                                                 Title: Authorized Officer

WESTERN INSULATED GLASS, CO.

THERMETIC GLASS, INC.

BINNINGS BUILDING PRODUCTS, INC.

DANVID WINDOW COMPANY

MODERN WINDOW CORPORATION

AMERICAN GLASSMITH, INC.

VINYLSOURCE, INC.

AMERICAN WEATHER-SEAL
COMPANY

EAGLE WINDOW & DOOR CENTER, INC.

DENVER WINDOW COMPANY

AAPC ONE ACQUISITION CORPORATION

AAPC TWO ACQUISITION CORPORATION

By: /S/ WILLIAM T. HULL
    ------------------------------------
(on behalf of the above-listed parties)
         Name:  William T. Hull
         Title:  Chief Financial Officer